STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of June 10, 2010 by LIFE Power & Fuels LLC, a Delaware limited liability company, with an address at 4265 San Felipe Street, Suite 1100, Houston, Texas 77027 (“Seller”), Daniel Carlson, an individual residing at 38 Hunter Creek Road, Fairfax, California 94930 (“Carlson”), Renée Grossman, an individual residing at 205 East Durant Avenue, Apt. 3H, Aspen, Colorado 81611 (“Grossman”), the Edward P. and Theresa M. Mooney Revocable Living Trust, with an address at 1503 Smokey Mountains Drive, Petaluma, California 94954 (“Mooney”), Latin-American Fuels Corporation, a British Virgin Islands corporation, with an address at Carrera 1 No. 68-27 Of. 201, Bogota, Colombia (“Latin-American” and together with Carlson, Grossman, and Mooney, ”Purchasers”).

WHEREAS, Seller is the sole record and beneficial owner of 47,700,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Freedom Resources Enterprises, Inc., a Nevada corporation (the “Company”); and

WHEREAS, Purchasers desire to acquire from Seller, and Seller desires to sell to Purchasers, a total of 11,700,000 shares of Common Stock ( the “Shares”), in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, Purchasers wish to purchase the Shares from Seller in a private sale that is not part of a distribution or public offering;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Purchase and Sell the Shares.  Seller will sell to Purchasers and Purchasers agree to purchase the Shares for a purchase price of $0.00197239 per share (the “Purchase Price”) as follows, in each case in a private sale exempt from registration under Section 4(1) of the Securities Act of 1933, as amended (the “Act”).

Purchaser	Number of Shares	Aggregate Purchase Price
Latin-American	9,000,000	$17,751.48
Grossman	1,500,000	$2,958.58
Carlson	600,000	$1,183.43
Mooney	600,000	$1,183.43

2.           Closing and Payment.  Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Purchasers, Seller will sell and, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Seller, Purchasers will purchase, at a single closing, the Shares.  The closing (the “Closing”) shall be held on June 10, 2010, or such other date as the Parties may agree (the “Closing Date”), at the offices of Pryor Cashman LLP, 7 Times Square, New York, NY 10036-6569.  At the Closing, Seller will deliver to Purchasers original stock certificates evidencing the Shares to be purchased hereunder, along with stock powers executed in blank.  On the Closing Date, the Purchasers shall deliver or cause to be delivered to Seller the Purchase Price, by wire transfer, cashier’s check, or by such other means as the parties may agree upon in writing.

3.           Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchasers that the statements in the following paragraphs of this Section 3 are all true and complete as to Seller as of the date hereof:

3.1           Authority; Due Authorization.  This Agreement has been duly and validly executed and delivered by Seller, and upon the execution and delivery by Purchasers of this Agreement and the performance by Purchasers of their obligations herein, will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

3.2           No Conflicts.  The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its or his obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which Seller is a party.

3.3           Title to Securities.  Seller is the sole record and beneficial owner of the Shares to be sold by Seller and has sole managerial and dispositive authority with respect to such Shares.  Seller has not granted any person a proxy with respect to such Shares that has not expired or been validly withdrawn.  The sale and delivery of the Shares to be sold by Seller to the applicable Purchaser pursuant to this Agreement will vest in such Purchaser legal and valid title to such Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by such Purchaser and restrictions on resales of such Shares under applicable securities laws).

3.4           Valid Issuance.  The Shares to be sold by Seller hereunder are, and shall be at the Closing, duly and validly issued, fully paid, and non-assessable and in each instance have been issued in accordance with the registration requirements of applicable securities laws, including, without limitation, the Act, or valid exemptions therefrom.

3.5           Corporate Documents.  Copies of the Company’s current certificate of incorporation, all amendments thereto, and bylaws, as of the date hereof have been filed as exhibits to the Company’s reports (the “Filings”) with the Securities and Exchange Commission (“SEC”).

 3.6           The Company.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

4.           Representations and Warranties of Purchasers.  Each Purchaser  hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 4 are all true and complete as to such Purchaser as of the date hereof:

4.1           Exempt Transaction.  Such Purchaser understands that the offering and sale of the Shares to be acquired by such Purchaser are intended to be exempt from registration under the Act and exempt from registration or qualification under any state law.

4.2           Authorization.  Such Purchaser represents that (i) he or it has full power and authority to enter into this Agreement, (ii) this Agreement has been duly and validly executed and delivered by such Purchaser, and upon the execution and delivery by Seller of this Agreement and the performance by Seller of their obligations herein, will constitute, a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

4.3           Purchase for Own Account.  The Shares to be purchased by such Purchaser hereunder will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and such Purchaser  has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.4           Investment Experience.  Such Purchaser understands that the purchase of the Shares involves substantial risk.

5.           Conditions to Purchasers’ Obligations at the Closing.

5.1           Conditions to Each Closing.  Subject to the terms hereof, the obligation of the Purchasers  to purchase the Shares at the Closing is subject to the fulfillment, prior to the Closing to the satisfaction of the Purchasers, of the following conditions, the waiver of which shall not be effective against Purchasers  without written consent thereto:

5.1.1                      Representations and Warranties True and Correct.  The representations and warranties made by Seller in Section 3 hereof shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

5.1.2                      Performance of Obligations.  The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing.

5.1.3                      Securities Laws.  The offer and sale of the Shares to the Purchasers  pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

6.           Conditions to Seller’s Obligations at the Closing.

6.1           The obligations of Seller under this Agreement with respect to the Purchasers are subject to the fulfillment at or before the Closing of the following conditions:

6.1.1                      Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 hereof shall be true and correct as of the Closing.

6.1.2                      Performance of Obligations.  The Purchasers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing.

7.           Indemnification.

7.1           Seller shall indemnify and hold Purchasers and their affiliates, officers, directors, employees, agents, successors and assigns harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorneys’ fees), directly or indirectly arising from or related to any breach by Seller of this Agreement, including, but not limited to, Seller’s representations, warranties or covenants hereunder.

7.2           Each Purchaser shall indemnify and hold Seller harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorneys’ fees) directly or indirectly arising from or related to any breach by such Purchaser of this Agreement, including, but not limited to, such Purchaser’s representations, warranties or covenants hereunder.

8.           General Provisions.

8.1           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

8.2           Governing Law; Jurisdiction.  Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York.  Seller and Purchasers  hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.3           Counterparts.                                This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  A telefaxed copy of this Agreement shall be deemed an original.

8.4           Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

8.5           Costs, Expenses.  Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

8.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and the Purchasers.  No delay or omission to exercise any right, power, or remedy accruing to Purchasers, upon any breach, default or noncompliance of Seller under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement, by law, or otherwise afforded to Purchasers, shall be cumulative and not alternative.

8.7           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.8           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

8.9           Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers or Seller, Purchasers and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

LIFE Power & Fuels LLC

By: /s/ Edward Mooney
       Edward Mooney,
      Chief Executive Officer

PURCHASERS:

Latin-American Fuels Corporation

By: /s/ Fernando T. Casas
      Fernando T. Casas, President

The Edward P. and Theresa M. Mooney Revocable Living Trust

By: /s/ Edward Mooney
      Edward Mooney, Trustee

/s/ Daniel Carlson
Daniel Carlson

/s/ Renée Grossman
Renée Grossman